EXHIBIT 99

NYSE to Suspend Trading in Mississippi Chemical Corporation and

Moves to Remove from the List

NEW YORK, February 4, 2003-- The New York Stock Exchange ("NYSE") announced today that it determined that the common stock of Mississippi Chemical Corporation (the "Company")-- ticker symbol GRO - should be suspended prior to the opening on Monday February 10, 2003 or such earlier date as i) the Company commences trading in another securities marketplace or ii) there is a material adverse development. The Company has advised the NYSE that the trading of its common stock will commence on the OTC Bulletin Board on February 10, 2003. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures.

The decision was reached in view of the fact that the Company has fallen below NYSE continued listing standards as the Company's average global market capitalization over a consecutive 30 trading-day period is less than $15,000,000 and the average closing price of the Company's security is less than $1.00 over a consecutive 30- trading - day period. The Company submitted materials to demonstrate compliance with the NYSE's continued listing standards. However, after reviewing these materials, the NYSE decided to proceed with suspension of trading as described above.

In addition the Company's common stock has been trading at abnormally low levels, closing at $0.39 on February 3, 2003.

The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

For further information contact:

Keith Johnson

Director- Investor Relations

662-751-2203